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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-89664) pertaining to the 1986 Stock Option Plan of KTI, Inc., the Convergent Solutions, Inc. 1989 Stock Option Plan and the Non-Plan Options to Acquire Shares of KTI, Inc. Common Stock and (Form S-8 No. 33-89666) pertaining to the KTI, Inc. 1994 Long-Term Incentive Award Plan and the 1994 Datafocus Incorporated Long-Term Incentive Award Plan of our reports dated February 28, 1997 and February 7, 1997 with respect to the consolidated financial statements and schedule of KTI, Inc., and the financial statements of Penobscot Energy Recovery Company (a Limited Partnership), respectively, included in the Annual Report (Form 10-K) of KTI, Inc. for the year ended December 31, 1996.

                                          Ernst & Young LLP

Hackensack, New Jersey
March 28, 1997